EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-59733) of Cash America International, Inc. of our report dated May 26, 2006 relating to the financial statements of the Cash America International, Inc. 401(k) Savings Plan, which appears in this Form 11-K.
/s/ Whitley Penn LLP
Fort Worth, Texas
June 23, 2006